Herc Holdings Reports 2020 First Quarter Results

–Increased equipment rental revenue 2.4% to $386.5 million, with improved pricing of 2.4%
–Reported total revenues of $436.2 million and net loss of $3.7 million, or $0.13 per diluted share
–Increased adjusted EBITDA 3.8% to $147.7 million with 400 basis point improvement in adjusted EBITDA margin to 33.9%
–Uncertainty related to future impact of COVID-19 results in withdrawal of 2020 guidance

Bonita Springs, Fla., April 23, 2020 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended March 31, 2020. Equipment rental revenue was $386.5 million and total revenues were $436.2 million in the first quarter of 2020, compared to $377.6 million and $475.7 million, respectively, for the same period last year. The Company reported a net loss of $3.7 million, or $0.13 per diluted share, in the first quarter of 2020, compared to a net loss of $6.7 million, or $0.23 per diluted share, in the same 2019 period. First quarter 2020 adjusted net income was $1.1 million, or $0.04 per diluted share, compared to a net loss of $6.5 million, or $0.23 per diluted share, in 2019. See page A-5 for a description of the items excluded in calculating adjusted net income and adjusted earnings per share.
"Equipment rental revenue improved year-over-year in the first quarter primarily due to positive rate growth," said Larry Silber, president and chief executive officer. "We controlled direct operating expenses and reduced selling, general and administrative expenses compared with last year, contributing to our growth in adjusted EBITDA and a 400 basis point improvement in adjusted EBITDA margin in the first quarter."

"In response to the onset of the COVID-19 pandemic in North America, we communicated and implemented safety and operating procedures based on the Centers for Disease Control and Prevention's guidelines to our employees and customers. We are proud to be providing essential support to customers in a diverse mix of critical infrastructure sectors and nearly all of our branches are open and operating. Our ProSolutions® team has been especially busy providing critical support to medical centers, hospitals and additional patient facilities. Our foremost priorities are the health and safety of our team, customers and communities, while supporting the needs of critical services and operations throughout North America," Silber said.
Quarter Highlights

•Equipment rental revenue in the first quarter of 2020 increased 2.4% to $386.5 million compared to $377.6 million in the prior-year quarter. Strong year-over-year improvement in pricing was partially offset by lower volume, as the impact of COVID-19 related orders began to slow the typical upturn in seasonal volume in mid-March.

•Total revenues were $436.2 million in the first quarter of 2020 compared to $475.7 million in the prior-year period. The $39.5 million decline was related primarily to a reduction in sales of rental equipment of $45.1 million, and $3.9 million reduction in sales of new equipment, parts and supplies compared to the prior year. Those reductions were partially offset by an increase in equipment rental revenue of $8.9 million.

•Pricing increased 2.4% in the first quarter of 2020 compared to the same period in 2019.

•Dollar utilization increased to 35.7% in the first quarter of 2020, a slight improvement compared to the prior-year period, primarily reflecting improved pricing and fleet mix.

•Direct operating expenses (DOE) of $189.2 million in the first quarter of 2020 were flat compared to the prior-year period. The $0.1 million increase was primarily related to lower transportation and maintenance costs which were offset by higher personnel and facilities costs.

•Selling, general and administrative expenses (SG&A) decreased 2.4% to $69.8 million in the first quarter of 2020 compared to $71.5 million in the prior-year period. The $1.7 million decline was primarily attributed to the reduction in professional fees in the quarter and offset by an increase in bad debt expense.

•Impairment expense was $6.3 million during the first quarter related to the partial impairment of a long-term receivable related to the sale of our former joint venture.

•Interest expense in the first quarter of 2020 decreased to $24.4 million compared to $32.9 million in the prior-year period. The decrease was primarily related to lower interest expense on the Company's Senior Notes and lower average outstanding balances on the Company's ABL Credit Facility.

•Income tax provision in the first quarter was $1.1 million compared with a benefit of $3.1 million for the same period last year.

•The Company reported a net loss of $3.7 million in the first quarter of 2020 compared to $6.7 million in the prior-year period. Adjusted net income was $1.1 million compared to an adjusted net loss of $6.5 million in the prior-year quarter.

•Adjusted EBITDA in the first quarter of 2020 increased 3.8% to $147.7 million compared to $142.3 million in the prior-year period. The increase was primarily due to strong equipment rental revenue pricing and lower SG&A expenses, partially offset by lower sales of rental equipment.

• Adjusted EBITDA margin increased 400 basis points to 33.9% in the first quarter of 2020, compared with 29.9% in the prior-year quarter.

Capital Expenditures - Fleet

•The Company reported net fleet capital expenditures of $48.4 million. Gross fleet capital expenditures were $83.0 million, and proceeds from disposals were $34.6 million. See page A-5 for the calculation of net fleet capital expenditures.

•As of March 31, 2020, the Company's total fleet was approximately $3.80 billion at OEC.

•Average fleet at OEC increased 1.7% in the first quarter of 2020 compared with the prior-year comparable period.

•Average fleet age was 46 months as of March 31, 2020, the same age as the comparable period last year.

Disciplined Capital Management

•The Company generated $39.2 million in free cash flow in the first quarter of 2020, compared with $107.7 million in the same period in 2019. Free cash flow in 2020 was impacted by lower sales of rental equipment and the timing of interest payments on the Company's Senior Notes.

•Cash and cash equivalents were $55.8 million and the Company reported liquidity of $1.1 billion of availability, as of March 31, 2020. Net debt was $2.1 billion with net leverage of 2.7x as of March 31, 2020, compared to 2.9x in the prior-year comparable period.

Outlook for the Year

"We have cut variable costs and taken steps to substantially reduce our capital expenditures to conserve capital. As of the end of the first quarter, we had ample liquidity of $1.1 billion. These unprecedented times make it difficult to predict the length of the economic slowdown related to the COVID-19 pandemic or the full impact on our business. As a result, we are withdrawing our 2020 guidance. Nonetheless, we believe the steps we have taken provide ample liquidity to fund our business in 2020 and beyond," Silber said.

"I am proud of the 'can do' attitude of our Herc Rentals team as we work to navigate this challenging time together. Our business model is resilient and our leadership team is experienced. We remain ready to support our customers' operations in whatever capacity we can during this uncertain time and especially when construction and business activities resume. We thank all of our team members for their professionalism and dedication in serving our customers and communities. Working together, we will emerge stronger and better."

Earnings Call and Webcast Information

Herc Holdings' first quarter 2020 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-877-883-0383 and international participants should call 1-412-902-6506, using the access code: 4423515. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for 90 days after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial +1-877-344-7529 and international participants 1-412-317-0088 and enter the conference ID number: 10141108.
About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with approximately 275 locations in North America. With over 50 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutionsR, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 5,100 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2019 total revenues were approximately $2.0 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.
Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy; projected profitability, performance or cash flows, future capital expenditures, anticipated financing needs, business trends, the impact of and our response to COVID-19, liquidity and capital management and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenues:
Equipment rental	$386.5	$377.6
Sales of rental equipment	40.0	85.1
Sales of new equipment, parts and supplies	7.0	10.9
Service and other revenue	2.7	2.1
Total revenues	436.2	475.7
Expenses:
Direct operating	189.2	189.1
Depreciation of rental equipment	100.4	100.0
Cost of sales of rental equipment	42.4	83.5
Cost of sales of new equipment, parts and supplies	5.1	8.2
Selling, general and administrative	69.8	71.5
Impairment	6.3	—
Interest expense, net	24.4	32.9
Other expense, net	1.2	0.3
Total expenses	438.8	485.5
Loss before income taxes	(2.6)	(9.8)
Income tax benefit (provision)	(1.1)	3.1
Net loss	$(3.7)	$(6.7)
Weighted average shares outstanding:
Basic and diluted	28.9	28.6
Loss per share:
Basic and diluted	$(0.13)	$(0.23)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In millions)

	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$55.8	$33.0
Receivables, net of allowance	288.8	306.7
Other current assets	50.9	60.0
Total current assets	395.5	399.7
Rental equipment, net	2,440.4	2,490.0
Property and equipment, net	306.2	311.8
Right-of-use lease assets	219.1	207.3
Goodwill and intangible assets, net	383.8	385.1
Other long-term assets	22.2	23.1
Total assets	$3,767.2	$3,817.0

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$25.7	$30.4
Current maturities of operating lease liabilities	30.9	30.5
Accounts payable	135.4	126.5
Accrued liabilities	107.1	135.7
Total current liabilities	299.1	323.1
Long-term debt, net	2,041.6	2,051.5
Financing obligations, net	116.7	117.6
Operating lease liabilities	193.9	182.2
Deferred tax liabilities	457.0	459.3
Other long-term liabilities	39.0	39.0
Total liabilities	3,147.3	3,172.7
Total equity	619.9	644.3
Total liabilities and equity	$3,767.2	$3,817.0

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(3.7)	$(6.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of rental equipment	100.4	100.0
Depreciation of property and equipment	14.0	13.3
Amortization of intangible assets	1.8	1.7
Amortization of deferred debt and financing obligations costs	0.9	1.6
Stock-based compensation charges	3.2	3.9
Impairment	6.3	—
Provision for receivables allowance	12.3	12.3
Deferred taxes	0.8	(3.3)
Loss (gain) on sale of rental equipment	2.4	(1.6)
Other	3.1	3.4
Changes in assets and liabilities:
Receivables	6.0	3.7
Other assets	(3.4)	2.3
Accounts payable	(11.4)	(2.3)
Accrued liabilities and other long-term liabilities	(31.2)	2.9
Net cash provided by operating activities	101.5	131.2
Cash flows from investing activities:
Rental equipment expenditures	(83.0)	(82.6)
Proceeds from disposal of rental equipment	34.6	69.6
Non-rental capital expenditures	(15.5)	(11.4)
Proceeds from disposal of property and equipment	1.6	0.9
Net cash used in investing activities	(62.3)	(23.5)
Cash flows from financing activities:
Proceeds from revolving lines of credit and securitization	261.0	62.3
Repayments on revolving lines of credit and securitization	(271.7)	(172.7)
Proceeds from financing obligations	—	4.7
Principal payments under capital lease and financing obligations	(3.2)	(4.2)
Other financing activities, net	(1.9)	(1.3)
Net cash used in financing activities	(15.8)	(111.2)
Effect of foreign exchange rate changes on cash and cash equivalents	(0.6)	0.2
Net increase (decrease) in cash and cash equivalents during the period	22.8	(3.3)
Cash and cash equivalents cash at beginning of period	33.0	27.8
Cash and cash equivalents at end of period	$55.8	$24.5

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended March 31,
	2020	2019
Net loss	$(3.7)	$(6.7)
Income tax provision (benefit)	1.1	(3.1)
Interest expense, net	24.4	32.9
Depreciation of rental equipment	100.4	100.0
Non-rental depreciation and amortization	15.8	15.0
EBITDA	138.0	138.1
Spin-Off costs	0.1	—
Non-cash stock-based compensation charges	3.2	3.9
Impairment	6.3	—
Other	0.1	0.3
Adjusted EBITDA	$147.7	$142.3

Total revenues	$436.2	$475.7
Adjusted EBITDA	147.7	142.3
Adjusted EBITDA margin	33.9%	29.9%

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended March 31,
	2020	2019
Net loss	$(3.7)	$(6.7)
Impairment	6.3	—
Spin-off costs	0.1	—
Other	0.1	0.3
Tax impact of adjustments	(1.7)	(0.1)
Adjusted net income (loss)	$1.1	$(6.5)

Diluted shares outstanding	29.3	28.6

Adjusted earnings (loss) per diluted share	$0.04	$(0.23)

NET RENTAL EQUIPMENT EXPENDITURES
Unaudited
(In millions)

	Three Months Ended March 31,
	2020	2019
Rental equipment expenditures	$83.0	$82.6
Proceeds from disposal of rental equipment	(34.6)	(69.6)
Net rental equipment expenditures	$48.4	$13.0

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Three Months Ended March 31,
	2020	2019
Net cash provided by operating activities	$101.5	$131.2

Rental equipment expenditures	(83.0)	(82.6)
Proceeds from disposal of rental equipment	34.6	69.6
Net rental equipment expenditures	(48.4)	(13.0)

Non-rental capital expenditures	(15.5)	(11.4)
Proceeds from disposal of property and equipment	1.6	0.9
Free cash flow	$39.2	$107.7